Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 1 to the Registration Statement (No. 333-157700) on Form S-1 of The Money Tree Inc. of our report dated February 3, 2009, except for the third paragraph of Note 2, as to which the date is March 3, 2009, relating to our audit of the consolidated financial statements, appearing in the Prospectus, which is part of this Amendment No. 1 to the Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Carr, Riggs & Ingram, LLC

Tallahassee, Florida

March 25, 2009